EXHIBIT 99.1

West Bancorporation, Inc. Employee
Savings and Stock Ownership Plan

Financial Report

December 31, 2010

Report of Independent Registered Public Accounting Firm

To the Administrative Committee and Participants
West Bancorporation, Inc. Employee Savings and Stock Ownership Plan
West Des Moines, Iowa

We have audited the accompanying statements of net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
June 10, 2011

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statements of Net Assets Available for Benefits
December 31, 2010 and 2009

	2010	2009 (as revised)
ASSETS

Investments, at fair value:
Pooled separate accounts	$4,292,870	$4,814,283
Common/collective trust	1,361,563	1,138,399
Mutual funds	4,189,806	4,355,360
Common stock	2,257,725	1,444,050
Total investments, at fair value	12,101,964	11,752,092

Receivables:
Employer contributions	207,749	—
Notes receivable from participants	218,513	180,548
Total receivables	426,262	180,548

Total assets	12,528,226	11,932,640

LIABILITIES	—	—

Net assets available for benefits, at fair value	12,528,226	11,932,640

Adjustment from fair value to contract value for fully
benefit-responsive investment contracts	(27,252)	(7,641)

NET ASSETS AVAILABLE FOR BENEFITS	$12,500,974	$11,924,999

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2010

Additions to net assets attributed to:
Investment income:
Dividends	$74,744
Net appreciation in fair value of investments	1,865,909	$1,940,653

Interest income on notes receivable from participants		9,806

Contributions:
Employer	482,040
Participants	609,341
Amounts rolled over from other plans	3,773	1,095,154

Other		71

Total additions		3,045,684

Deductions from net assets attributed to:
Benefits paid to participants		1,036,832
Assets transferred to another plan		1,430,977
Other		1,900

Total deductions		2,469,709

Net increase		575,975

Net assets available for benefits:
Beginning of year		11,924,999
End of year		$12,500,974

See Notes to Financial Statements.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 1. Plan Description
The following description of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General and eligibility: The Plan is a defined contribution plan covering all eligible employees of West Bancorporation, Inc. and subsidiary (the Company). Employees of the Company are eligible to participate in the Plan upon completing three months of service and attaining age 21. Employees are entitled to employer contributions on the first day of the quarter following the employee becoming eligible to participate. Participants are entitled to any approved discretionary profit sharing contributions if they are actively employed on the last day of the Plan year, have attained the age of 21, have been employed one year, and have completed 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and investment options: Each year, participants may contribute up to 100% of pretax annual compensation as defined by the Plan, subject to qualified limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company, at its sole discretion, can provide matching and profit sharing contributions in amounts determined annually by the Company. The amounts contributed by the participants and the Company are deposited into one or more of 23 investment options at the participant's discretion. Participants may change their allocation on a daily basis and may change the amount contributed on a quarterly basis.

Participant accounts: Each participant's account is credited with the participant's contribution and an allocation of (a) the Company matching contribution, (b) the Company discretionary contribution, if applicable, and (c) Plan earnings (losses). Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting: Participants are immediately vested in their contributions plus actual earnings (losses) thereon along with the Company's matching contributions. Discretionary contributions are vested based on years of completed service. Vesting begins after one year of service and a participant is 100% vested after six years of service. Prior to January 1, 2007, vesting in the Company's matching contribution was also subject to vesting.

Notes receivable from participants: Participants may borrow from the vested portion of their account a minimum amount of $1,000 up to a maximum of $50,000, reduced by their highest outstanding note receivable balance from the Plan during the preceding 12 months. In no event can a participant borrow more than 50 percent of their vested account balance. Terms range from 1 to 5 years. The notes receivable outstanding as of December 31, 2010, are due at varying dates through May 2015, and bear interest at 5.25%, which is commensurate with local prevailing rates as determined by the Plan administrator. The notes receivable are secured by the balance in the participant's account. Principal and interest are paid ratably through bi-weekly payroll deductions.

Payment of benefits: Participants (or the beneficiary, if the participant is deceased) will be eligible to receive their benefit on the earlier of attaining the age of 59 ½, retirement, death, disability, or termination due to any other reason. If the benefit is less than $5,000, the participant receives the vested benefit in a lump sum amount. If the benefit is greater than $5,000, the participant may elect to receive the benefit as a lump sum or in installment payments.

Administrative fees: Certain administrative functions are performed by officers and employees of the Company. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan or the Company. Loan administration fees are charged directly to the participant's account and are included in other deductions.

Forfeited accounts: Forfeitures from nonvested accounts reduce employer contributions. During the year ended December 31, 2010, forfeitures from nonvested account balances reduced employer contributions by approximately $10,500. As of December 31, 2010, forfeited nonvested accounts totaled approximately $800 and will be used to reduce future employer contributions.

Asset transfers: On December 31, 2009, West Bancorporation, Inc. sold its former subsidiary WB Capital Management Inc. (WB Capital). The plan assets related to WB Capital employees were transferred to another plan during the year ended December 31, 2010.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 2. Significant Accounting Policies
Basis of accounting: The financial statements of the Plan are prepared under the accrual method of accounting.

Valuation of investments and income recognition: Investments are stated at fair value. Shares of registered investment companies (mutual funds) are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end. The fair value of the Plan's investment in the Company's common stock is based on the quoted market price. Investments in common/collective trusts and pooled separate accounts are reported at the value reported to the Plan by the insurance company, which represents the approximate fair value of the underlying investments comprising the trusts or accounts. The Principal Stable Value Fund is comprised of investment contracts valued at contract value. Contract value is the relevant measurement attribute for that portion of the net assets of a collective trust attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the underlying defined-contribution plans. As required by the Financial Accounting Standards Board (FASB), Staff Position AAG INV-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution Health and Welfare and Pension Plans (FAS AAG INV-1), the accompanying portfolio of investments reflects both the fair value as well as the adjustment to contract value for each investment contract deemed fully benefit responsive. Net appreciation includes the Plan's gains and losses on investments sold as well as held during the year.

Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Notes receivable from participants: Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent loans are treated as distributions based upon the terms of the plan document.

Payments of benefits: Benefits are recorded when paid.

Accounting estimates and assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Risks and Uncertainties: At December 31, 2010, the Plan held $248,057 of investments in the Principal U.S. Property pooled separate account. Beginning in 2008, Principal Life Insurance Company elected to apply a built-in contractual limitation that delayed the payment of most withdrawal requests. Outstanding withdrawal requests have been paid proportionately with other pending requests as sufficient cash became distributable, as determined by Principal Life Insurance Company. Payments were based upon the unit value at the date of distribution. In March 2011, the restrictions on withdrawals were eliminated.

Current accounting developments: In September 2010, the FASB issued an amendment, Plan Accounting-Defined Contribution Pension Plans: Reporting Loans to Participants by Defined Contribution Pension Plans, which provides guidance on how loans to participants should be classified and measured by defined contribution pension plans. This amendment requires that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest. The amendment was effective for periods ending after December 15, 2010, with early adoption permitted. This amendment requires retrospective application to all periods presented. This amendment was adopted for the year ended December 31, 2010, and retrospectively applied to December 31, 2009. Prior year amounts and disclosures have been revised to reflect the retrospective application of adopting the new amendment. The adoption resulted in a reclassification of participant loans totaling $180,548 from investments to notes receivable from participants as of December 31, 2009. There was no impact to the net assets as of December 31, 2010 or 2009, as a result of the adoption.

In January 2010, the FASB issued an amendment that requires new disclosures and reasons for transfers of financial assets and liabilities between Levels 1 and 2. This amendment also clarifies that fair value measurement disclosures are required for each class of financial assets and liabilities, and disclosures about inputs and valuation techniques are required for both Level 2 and Level 3 measurements. It further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances, and settlements instead of netting these changes. The amendment was adopted during the year ended December 31, 2010, and did not have a material impact on the Plan's financial position or Statement of Changes in Net Assets Available for Benefits.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 3. Investments
The following table presents Plan investments that represent 5 percent or more of the Plan's net assets as of December 31, 2010 and 2009.

	2010	2009
Pooled separate accounts:
Principal International I Separate Account	$676,123	$763,957
Principal Large-Cap Growth II Separate Account	706,777	918,066
Principal Large-Cap S&P 500 Index Separate Account	781,597	890,521
Principal Large-Cap Value III Separate Account	708,280	879,463
Common/collective trust:
Principal Stable Value Fund, at fair value	1,361,563	1,138,399
Mutual funds:
Fidelity Advisor Small-Cap T Fund	*	617,683
T. Rowe Price Retirement Income Fund	646,693	*
T. Rowe Price Retirement 2010 Fund	800,154	976,804
T. Rowe Price Retirement 2020 Fund	842,670	840,185
Common stock, West Bancorporation, Inc.	2,257,725	1,444,050
* Balance less than 5 percent of Plan's net assets.

During the year ended December 31, 2010, the Plan's investments in pooled separate accounts, common trust (estimated fair value), common stock, and mutual funds (quoted market price) (including investments bought, sold and held during the year) appreciated in value as follows:

Net Appreciation in Fair Value
Pooled separate accounts	$511,341
Common/collective trust	27,622
Common stock	831,582
Mutual funds	495,364
$1,865,909

Note 4. Fair Value Measurements
Accounting guidance on fair value measurements and disclosures defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system, and defines required disclosures. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts business.

The Plan's statement of net assets available for benefits contains Plan investments that are recorded at fair value on a recurring basis. The three-level valuation hierarchy for disclosure of fair value is as follows:

Level 1 uses quoted market prices in active markets for identical assets or liabilities.

Level 2 uses observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 uses unobservable inputs that are not corroborated by market data.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

When available, quoted market prices are used to determine the fair value of investments held in the Plan, and such items are classified within Level 1 of the fair value hierarchy. An example is mutual funds with available market prices. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. The level to which an asset or liability is classified is based upon the lowest level of input that is significant to the fair value measurements. There have been no changes in valuation methodologies at December 31, 2010, compared to December 31, 2009. There were no significant transfers between Level 1, 2, or 3 assets or liabilities during the year ended December 31, 2010.

Pooled separate accounts: Pooled separate accounts (other than the Principal U.S. Property Separate Account) invest primarily in domestic and international stocks, commercial paper, or single mutual funds. The fair values of these pooled separate accounts are primarily based on quoted market prices for the underlying securities or similar instruments. These fair values are classified within Level 2 of the valuation hierarchy since the net asset value of the pooled separate account itself is not publicly quoted but the values are not dependent on the input of any significant judgments or assumptions by management.

The Principal U.S. Property pooled separate account invests primarily in commercial real estate and includes mortgage loans which are backed by the associated properties. The fair value of this pooled separate account is classified within Level 3 of the valuation hierarchy.

The fair value of the underlying commercial real estate properties is determined by obtaining appraisals. An independent consultant (the Valuation Consultant) selected by Principal Real Estate oversees and administers the appraisal process. Real estate investments are stated at fair value as determined by the Valuation Consultant and approved by U.S. Property separate account management. Appraisals are performed for each investment annually by independent third party MAI certified appraisers, with all appraisals being performed in accordance with the Uniform Standard of Professional Appraisal Practice. Thereafter, values are updated daily by the Valuation Consultant based on changes in factors such as occupancy levels, lease rates, overall market conditions, and capital improvements. Determination of estimated fair value involves subjective judgment because the actual fair value of real estate can be determined only by negotiation between the parties in a sales transaction.

The values of real estate investments have been prepared giving consideration to the income, cost, and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property (typically 10 years) and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The cost approach estimates the replacement cost of the building less physical depreciation plus the land value. Generally, this approach provides a check on the value derived using the income approach. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities, which typically provide a range of value. Generally, the income approach carries the most weight in the value reconciliation. Since appraisals take into consideration the estimated effect of physical depreciation, historical cost depreciation and amortization of real estate related assets has been excluded from net investment income. The values of real estate properties undergoing development have been prepared giving consideration to costs incurred to date and to key development risk factors, including entitlement risk, construction risk, leasing/sales risk, operation expense risk, credit risk, capital market risk, pricing risk, event risk, and valuation risk. The fair value of properties undergoing development includes the timely recognition of estimated entrepreneurial profit after such consideration.

The fair value of the underlying mortgage loans receivable are determined by one or more of the following criteria as appropriate: (i) on the basis of estimated market interest rates for loans of comparable quality and maturity, and (ii) giving consideration to the value of the underlying collateral.

Common/collective trust: The common/collective trust fund is reported at net asset value (NAV) of the shares based on the fair value of the underlying investments comprising the trust based upon audited financial statements, and is classified within Level 2 of the valuation hierarchy.

West Bancorporation, Inc. common stock: The common stock fund contains the Plan's investment in West Bancorporation, Inc. common stock, which is recorded at fair value, which is the closing price per the Nasdaq Global Select Market, and is classified within Level 1 of the valuation hierarchy.

Mutual funds: Mutual funds are reported at NAV based on the quoted market price of each fund, and are classified within Level 1 of the valuation hierarchy.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis by level as of December 31, 2010 and 2009.

	2010
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Pooled separate accounts:
Fixed income	$423,912	$—	$423,912	$—
Large U.S. equity	2,196,654	—	2,196,654	—
Small/mid-size U.S. equity	748,124	—	748,124	—
International equity	676,123	—	676,123	—
Real estate	248,057	—	—	248,057
Total pooled separate accounts	4,292,870	—	4,044,813	248,057
Common/collective trust	1,361,563	—	1,361,563	—
Mutual funds:
Large U.S equity	53,052	53,052	—	—
Balanced funds	3,231,125	3,231,125	—	—
Small/mid-size U.S. equity	905,629	905,629	—	—
Total mutual funds	4,189,806	4,189,806	—	—
Common stock	2,257,725	2,257,725	—	—
Total	$12,101,964	$6,447,531	$5,406,376	$248,057

	2009
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Pooled separate accounts:
Fixed income	$254,016	$—	$254,016	$—
Large U.S. equity	2,688,050	—	2,688,050	—
Small/mid-size U.S. equity	677,131	—	677,131	—
International equity	763,957	—	763,957	—
Real estate	431,129	—	—	431,129
Total pooled separate accounts	4,814,283	—	4,383,154	431,129
Common/collective trust	1,138,399	—	1,138,399	—
Mutual funds:
Fixed income	81,646	81,646	—	—
Large U.S equity	10,486	10,486	—	—
Balanced funds	3,324,388	3,324,388	—	—
Small/mid-size U.S. equity	938,840	938,840	—	—
Total mutual funds	4,355,360	4,355,360	—	—
Common stock	1,444,050	1,444,050	—	—
Total	$11,752,092	$5,799,410	$5,521,553	$431,129

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

The following table presents the changes in investments with significant unobservable inputs (Level 3) for the year ended December 31, 2010 and 2009.

	2010	2009
Pooled separate accounts:
Beginning balance	$431,129	$741,362
Contributions	16,737	44,946
Net appreciation (depreciation) in fair value of investments	43,207	(192,806)
Benefits paid to participants	(44,136)	(165,122)
Assets transferred to another plan	(133,939)	—
Transfers (to) from other investments	(66,252)	2,088
Other	1,311	661
Ending balance	$248,057	$431,129

The following table sets forth additional disclosures of the Plan's investments whose fair value is estimated using net asset value per share as of December 31, 2010.

Investment	Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Pooled separate accounts:
Fixed income (a)	$423,912	—	Immediate	None
Large U.S. equity (b)	2,196,654	—	Immediate	None
Small/mid-size U.S. equity (c)	748,124	—	Immediate	None
International equity (d)	676,123	—	Immediate	None
Real estate (e)	248,057	—	See (e)	See (e)
Total pooled separate accounts	4,292,870
Common/collective trust (f)	1,361,563	—	Immediate	None
Total	$5,654,433

(a)
This category includes securities that are AAA rated or issued by the U.S. government or its agencies and mortgage backed securities. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(b)
The pooled separate accounts in this category primarily invest in equity securities of U.S. companies with large market capitalization. Selected funds within this category may invest in stocks of foreign companies, convertible debt securities, and real estate investment trusts. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(c)
The pooled separate accounts in this category seek long-term growth by primarily investing in U.S. equity securities of companies with small to mid-size market capitalization. Selected funds within this category may invest in stocks of foreign companies, U.S. and foreign preferred stocks, convertible debt securities, equity-equivalent securities, non-leveraged stock index futures contracts and options, notes, bonds, and other debt securities. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

(d)
This category seeks long-term growth by investing in common stocks of non-U.S. companies with large market capitalization. Investments are normally diversified across different countries and regions of the world. Investments in this category can be transferred once every 30 days at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(e)
This category invests the majority of its assets in U.S. commercial real estate holdings including multifamily, office, warehouse, manufacturing, and retail properties. It focuses on properties that return both lease income and appreciation of the buildings' marketable value. As of December 31, 2010, a limitation was in effect which delayed the payment of withdrawal requests and provided for payments of such requests on a pro rata basis as cash becomes available. The total outstanding balance subject to this withdrawal limitation as of December 31, 2010, was $0. Subsequent to year end, the withdrawal limitation was removed. Aside from the withdrawal limitation in place at December 31, 2010, investments in this category can be redeemed two times in a 30-day period at the current net asset value per share based on the fair value of the underlying assets. Participants are not allowed to transfer back into this category until the 30-day period has expired. New contributions are allowed during this time period.

(f)
This category consists of a stable value fund which seeks current income by investing primarily in insurance contracts issued by insurance companies and investments from financial institutions that offer stability of principal. Investments in this category can be redeemed daily at the current net asset value per share based on the fair value of the underlying assets.

Note 5. Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Note 6. Income Tax Status
The IRS has determined and informed the Company, by letter dated April 6, 2006, that the Plan is qualified and the trust established under the Plan is tax-exempt under the appropriate sections of the Internal Revenue Code (Code). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Form 5500 tax returns for the years 2008 through 2010 remain open to examination by federal and state tax authorities. A federal examination for 2007 was completed with no adjustment to the tax return.

Note 7. Related-Party Transactions
The Plan held 289,823 and 292,911 shares of West Bancorporation, Inc.'s common stock as of December 31, 2010 and 2009, respectively, with a fair value of $2,257,725 and $1,444,050, respectively.

During the year ended December 31, 2010, the Plan had purchases of $192,439 and sales of $210,257 from the Company's common stock. Dividend income from the Company's common stock totaled $14,489.

Certain Plan investments are common/collective trusts and pooled separate accounts managed by Principal Life Insurance Company. Principal Life Insurance Company is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Notes to Financial Statements

Note 8. Reconciliation to Form 5500
The following table reconciles net assets per Form 5500 to the net assets available for benefits per the financial statements as of December 31, 2010 and 2009.

	2010	2009
Net assets per Form 5500	$12,528,226	$11,932,640
Adjustment from fair value to contract value for fully benefit-responsive contracts	(27,252)	(7,641)
Net assets available for benefits per financial statements	$12,500,974	$11,924,999

The following table reconciles net income (loss) per Form 5500 to the net increase (decrease) in net assets per the financial statements for the year ended December 31, 2010 and 2009.

	2010	2009
Net income (loss) per Form 5500	$2,026,563	$(193,432)
Assets transferred to another plan per Form 5500	(1,430,977)	—
Adjustment from fair value to contract value for fully benefit-responsive contracts	(19,611)	(62,335)
Net increase (decrease) per financial statements	$575,975	$(255,767)

Note 9. Subsequent Events
The Plan Administrator has evaluated subsequent events through the date the financial statements are filed with the Securities and Exchange Commission. Through that date the only event occurring was elimination of the withdrawal restrictions on the Principal U.S. Property pooled separate account.

West Bancorporation, Inc. Employee Savings and Stock Ownership Plan

Schedule H - Part IV, Line 4i

Schedule of Assets (Held at End of Year)
December 31, 2010

Description	Number of Shares/Units or Principal Amount	Fair Value
Pooled separate accounts:
*Principal Bond and Mortgage Separate Account	73	$65,130
*Principal Core Plus Bond I Separate Account	2,112	25,386
*Principal Government and High Quality Bond Separate Account	15,281	333,396
*Principal International I Separate Account	20,231	676,123
*Principal Large-Cap Growth II Separate Account	69,606	706,777
*Principal Large-Cap S&P 500 Index Separate Account	15,581	781,597
*Principal Large-Cap Value III Separate Account	56,298	708,280
*Principal Mid-Cap Value I Separate Account	9,838	357,400
*Principal Small-Cap Value Separate Account	535	21,141
*Principal Small-Cap Value II Separate Account	25,921	369,583
*Principal U.S. Property Separate Account	523	248,057

*Common/collective trust, Principal Stable Value Fund	74,551	1,361,563

Mutual funds:
American Century Vista Advisor Fund	20,156	325,917
Eaton Vance Large-Cap Value A Fund	2,246	40,930
Fidelity Advisor Small-Cap T Fund	23,788	579,712
Pioneer R Fund	296	12,122
T. Rowe Price Retirement Income Fund	49,328	646,693
T. Rowe Price Retirement 2010 Fund	52,161	800,154
T. Rowe Price Retirement 2020 Fund	51,257	842,670
T. Rowe Price Retirement 2030 Fund	19,528	337,448
T. Rowe Price Retirement 2040 Fund	18,928	329,733
T. Rowe Price Retirement 2050 Fund	28,175	274,427

*Common stock, West Bancorporation, Inc.	289,823	2,257,725

*Notes receivable from participants, 5.25%, due through May 2015		218,513
		$12,320,477
* Represents a party-in-interest.